Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Abington Bancorp, Inc.
Jenkintown, Pennsylvania

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 14, 2011 relating to the consolidated financial statements of Abington Bancorp, Inc. and the effectiveness of Abington Bancorp, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Abington Bancorp, Inc. for the year ended December 31, 2010, filed with the Securities and Exchange Commission, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ ParenteBeard LLC
ParenteBeard LLC
Malvern, Pennsylvania
March 14, 2011